Exhibit 4.8
FIRST AMENDMENT TO WARRANT AGREEMENT
     This First Amendment to Warrant Agreement (this “Amendment”), dated as of February 22, 2007, is made and entered into by and between Parallel Petroleum Corporation, a Delaware corporation (the “Company”), and Computershare Shareholder Services, Inc., a Delaware corporation (the “Warrant Agent”), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company.
     WHEREAS, the Company and the Warrant Agent’s predecessor, American Stock Transfer, Inc., entered into that certain Purchase Warrant Agreement, dated as of October 1, 1980 (the “Warrant Agreement”);
     WHEREAS, under and in accordance with the terms of the Company’s final prospectus, dated October 1, 1980 (the “Prospectus”), the Company completed its initial public offering (the “Offering”) of shares of common stock and warrants to purchase common stock;
     WHEREAS, in connection with the closing of the transactions contemplated by the Offering, the Company issued and sold a total of 3,000,000 warrants at an exercise price of $.60 per share which, after giving effect to the Company’s one-for-ten reverse stock split effective on August 6, 1982, are now 300,030 warrants having an exercise price of $6.00 per share (the “Warrants”);
     WHEREAS, the Prospectus provides that each outstanding Warrant could be exercised to purchase one share of the Company’s common stock commencing nine months after the Offering was closed, or on such later date as a registration statement covering such exercise is declared effective by the Securities and Exchange Commission, but for a period of 30 days only;
     WHEREAS, the Warrant Agreement provides that each Warrant could be exercised at any time on or after August 21, 1981, but not after September 30, 1981, upon the terms and subject to the conditions set forth in the Warrant Agreement and in such Warrant;
     WHEREAS, the Company and the Warrant Agent desire to amend the Warrant Agreement, pursuant to the provisions of Section 10 thereof, to more accurately reflect the intent of the original parties thereto and to cure and correct the ambiguity and inconsistency between (a) the terms of exercise of the Warrants as contained and described in the Prospectus, and (b) the terms of exercise of the Warrants as contained and described in the Warrant Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Definitions. Except as otherwise expressly provided herein, all capitalized terms used but not defined herein shall have the same meanings as given them in the Warrant Agreement.
     Section 2. Amendment of Section 4. The first sentence of Section 4 of the Warrant Agreement is hereby amended to read in its entirety as follows:
     Section 4. Exercise. Each Warrant represented by a Warrant Certificate may be exercised at any time or from time to time at or after such date as a registration statement covering exercise thereof is declared effective by the Securities and Exchange Commission, but only for a thirty-day period after such date, upon the terms and subject to the conditions set forth herein and in such Warrant Certificate.

     Section 3. Miscellaneous.
     3.1 Ratification. Except as expressly amended hereby, the Warrant Agreement is and shall be unchanged and all of the terms, provisions, covenants, conditions, schedules and exhibits thereof shall remain and continue in full force and effect and are hereby ratified and confirmed by the Company and the Warrant Agent.
     3.2 Legal Expenses. The Company hereby agrees to pay on demand all reasonable fees and expenses of counsel to the Warrant Agent incurred by the Warrant Agent in connection with the preparation and execution of this Amendment and all related documents.
     3.3 Multiple Counterparts. Multiple counterparts of this Amendment may be signed by the parties hereto (including by facsimile transmission), each of which shall be an original but all of which together shall constitute one and the same instrument.
     3.4 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Delaware.
     IN WITNESS WHEREOF, the Borrower and the Lender have caused this instrument to be effective as of the date first above written.
COMPANY:

PARALLEL PETROLEUM CORPORATION
By:	/s/ Larry C. Oldham
Larry C. Oldham, President

WARRANT AGENT:

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Kellie Gwinn
	Name:	Kellie Gwinn
	Title:	Vice President

COMPUTERSHARE SHAREHOLDER SERVICES, INC.
By:	/s/ Kellie Gwinn
	Name:	Kellie Gwinn
	Title:	Vice President

2